For more information, contact:

Nancy Davis Rainbow Rentals, Inc. (330) 533-5363, ext. 121 ndavis@rainbowrentals.com	or	Dan Pecchia Innis Maggiore Group (330) 702-0490 dan@innismaggiore.com

Rainbow Rentals Reports Results for 2003 Second Quarter and Six Months

CANFIELD, Ohio (July 30, 2003) — Rainbow Rentals, Inc. (Nasdaq: RBOW) today reported financial results for its second quarter and six months ended June 30, 2003.

Revenue for the quarter was $25.8 million, up 3.8 percent from $24.8 for the comparable period of 2002. Revenue at comparable stores (opened on or before April 1, 2002) was flat. Comparable store revenue was affected by lower units on rent, as the company discontinued the rental of certain unprofitable accessories, as well as lower merchandise sales and a decline in collection performance, partially offset by higher rental rates.

Net income for the quarter was $308,000, or $0.05 per share, compared to net income of $476,000, or $0.08 per share, in the second quarter of 2002. The results were affected by $329,000 in pre-tax severance costs (included in general and administrative expenses) associated with the May resignation of the company’s chief operating officer, partially offset by a $157,000 pre-tax adjustment to depreciation of rental purchase merchandise. The effect of these items was to decrease net income by $104,000, or $0.02 per share. Net income was also affected by higher operating expenses in comparable stores, which offset improved rental depreciation margins and increased revenue in stores opened in 2002. Start-up costs associated with four new stores opened in June 2003 also negatively impacted net income.

For the six months ended June 30, 2003 revenue was $51.5 million, up 3.5 percent from $49.8 million for the comparable period of 2002. Revenue at comparable stores (opened on or before January 1, 2002) was down 1.1 percent. Net income for the six-month period ended June 30, 2003 was $710,000 or $0.12 per share, compared to net income of $1.0 million, or $0.17 per share, for the comparable period in 2002.

“Although we were encouraged by higher deliveries for the second straight quarter, higher costs in our comparable stores affected our profitability,” said Wayland J. Russell, chairman and chief executive officer. “Our new chief operating officer, Robert Harris, has begun implementing new systems for recruiting and training strong store managers and developing regional managers to support our growth plans. In the past three months, we have implemented personnel changes in many of the stores we opened and acquired between 1999 and 2001, as these stores as a group have performed below our expectations.

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Rainbow Rentals Reports Results for 2003 Second Quarter and Six Months

“We continue to be pleased with the new marketing campaign we introduced early this year, as monthly deliveries and unit gain performance has improved over 2002 for two straight quarters. In the second quarter, our gains in core units were offset by our decision to discontinue rentals of certain accessory items. Over the next several months, we will be re-evaluating our business during strategic planning sessions designed to foster higher profitability and greater shareholder value.”

Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 123 rental-purchase stores in 14 states — Connecticut, Georgia, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. Rainbow also accepts product orders by phone and at its website, located at www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates

Statements in this release, other than those concerning historical information, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the “safe harbor” provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current beliefs and assumptions regarding future events and operating performance and speak only as of the date of this release. These statements are likely to address growth strategy, future financial performance, strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of the company that could cause actual results to differ materially from those expressed or implied. These factors include risks associated with general economic conditions, failure to execute business plans, unforeseen issues beyond the company’s control, greater than expected expenses associated with company activities, effects of adopting new accounting pronouncements and other risk factors as described in the company’s annual 10-K report and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RAINBOW RENTALS, INC.
STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	(unaudited)		(unaudited)
	For the three months ended		For the six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues
Rental revenue	$24,443	$23,455	$48,457	$46,601
Fees	677	714	1,315	1,352
Merchandise sales	655	666	1,749	1,847

Total revenues	25,775	24,835	51,521	49,800
Operating expenses
Merchandise costs	7,977	8,380	16,754	17,207
Store expenses
Salaries and related	6,733	5,783	13,127	11,807
Occupancy	2,401	2,230	4,977	4,551
Advertising	1,897	1,690	3,476	3,276
Other expenses	3,604	3,488	7,090	6,805

Total store expenses	14,635	13,191	28,670	26,439

Total merchandise costs and store expenses	22,612	21,571	45,424	43,646
General and administrative expenses	2,398	2,116	4,423	3,831
Amortization of intangible assets	45	44	90	85

Total operating expenses	25,055	23,731	49,937	47,562

Operating income	720	1,104	1,584	2,238
Interest expense	154	167	297	352
Other expense, net	57	57	114	115

Income from continuing operations, before income taxes	509	880	1,173	1,771
Income tax expense	201	355	463	716

Income from continuing operations	308	525	710	1,055
Discontinued operations
Loss from operations of discontinued store, net of tax	—	(49)	—	(51)

Net income	$308	$476	$710	$1,004

Basic earnings per common share:
Basic earnings per share from continuing operations	$0.05	$0.09	$0.12	$0.18
Basic loss per share from discontinued operations	—	(0.01)	—	(0.01)

Basic earnings per share	$0.05	$0.08	$0.12	$0.17

Diluted earnings per common share:
Diluted earnings per share from continuing operations	$0.05	$0.09	$0.12	$0.18
Diluted loss per share from discontinued operations	—	(0.01)	—	(0.01)

Diluted earnings per share	$0.05	$0.08	$0.12	$0.17

Weighted average common shares outstanding:
Basic	5,929,319	5,927,598	5,929,319	5,926,672

Diluted	5,931,516	5,952,333	5,930,790	5,949,798